Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND IMPROVES TERMS, INCREASES FLEXIBILITY & EXTENDS ASSET-BASED REVOLVING CREDIT FACILITY, FURTHER ENHANCING FINANCIAL POSITION

UNION, New Jersey – August 9, 2021 — Bed Bath & Beyond Inc. (Nasdaq: BBBY) today announced it has amended its asset-based revolving credit facility (ABL Facility). The revised and expanded ABL Facility increases the Company’s capacity from $850 million to $1.0 billion with improvements to borrowing terms and financial covenants. Among other things, this amendment reflects an improved cost structure and the amended agreement extends the original expiration date of 2023 to 2026.

Gustavo Arnal, Executive Vice President and Chief Financial Officer of Bed Bath & Beyond, stated, “We are pleased to have secured a larger and more advantageous facility based on the continued progress of our transformation. While our liquidity has remained strong throughout the past year, we appreciate the increased support from our banking partners. This revised ABL Facility underscores their confidence in our business as we execute our long-term strategies. We will continue to strengthen our balance sheet and remain diligent stewards of capital allocation, leveraging our enhanced financial position to execute our business transformation.”

The amendment is effective August 9, 2021.

About Bed Bath & Beyond

Bed Bath & Beyond Inc. and subsidiaries (the "Company") is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of merchandise in the Home, Baby, Beauty and Wellness markets. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond. Bed Bath & Beyond operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, buybuybaby.com, buybuybaby.ca, facevalues.com and decorist.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21 E of the Securities Exchange Act of 1934 including, but not limited to, the Company's progress and anticipated progress towards its long-term objectives, as well as more generally the status of its future liquidity and financial condition and its outlook for the Company's fiscal 2021 second quarter and for its 2021 fiscal year. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, preliminary, and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. The Company's actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; risks associated with the COVID-19 pandemic and the governmental responses to it, including its impacts across the Company's businesses on demand and operations, as well as on the operations of the Company's suppliers and other business partners, and the effectiveness of the Company's actions taken in response to these risks; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments, including the Company's strategic restructuring program and store network optimization strategies; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, and other factors such as natural disasters, pandemics, including the COVID-19 pandemic, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company's plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company's development of its omnichannel capabilities; the ability to effectively and timely adjust the Company's plans in the face of the rapidly changing retail and economic environment, including in response to the COVID-19 pandemic; uncertainty in financial markets; volatility in the price of the Company's common stock and its effect, and the effect of other factors, including the COVID-19 pandemic, on the Company's capital allocation strategy; risks associated with the ability to achieve a successful outcome for the Company's business concepts and to otherwise achieve its business strategies; the impact of intangible asset and other impairments; disruptions to the Company's information technology systems, including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company's or a third party product or service supplier's compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; and foreign currency exchange rate fluctuations. Except as required by law, the Company does not undertake any obligation to update its forward-looking statements.

CONTACTS:
INVESTOR CONTACT: Susie A. Kim, IR@bedbath.com
MEDIA CONTACT: Eric Mangan, eric.mangan@bedbath.com